                          AGREEMENT AND PLAN OF MERGER

                                      among

                                     USINOR,

                              ICE ACQUISITION CORP.

                                       and

                            J&L SPECIALTY STEEL, INC.


                          Dated as of November 5, 1998

                                TABLE OF CONTENTS


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                                    ARTICLE I

                                    THE OFFER

         SECTION 1.01.  The Offer ............................................................           2
         SECTION 1.02.  Company Action .......................................................           3

                                   ARTICLE II

                                   THE MERGER

         SECTION 2.01.  The Merger ...........................................................           5
         SECTION 2.02.  Effective Time; Closing ..............................................           5
         SECTION 2.03.  Effect of the Merger .................................................           5
         SECTION 2.04.  Articles of Incorporation; By-Laws ...................................           5
         SECTION 2.05.  Directors and Officers ...............................................           6
         SECTION 2.06.  Conversion of Securities .............................................           6
         SECTION 2.07.  Dissenting Shares ....................................................           6
         SECTION 2.08.  Surrender of Shares; Stock Transfer Books ............................           7
         SECTION 2.09.  Withholding Rights ...................................................           9

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         SECTION 3.01.  Organization and Qualification; Subsidiaries .........................           9
         SECTION 3.02.  Articles of Incorporation and By-laws ................................          10
         SECTION 3.03.  Capitalization .......................................................          10
         SECTION 3.04.  Authority Relative to this Agreement .................................          10
         SECTION 3.05.  No Conflict; Required Filings and Consents ...........................          11
         SECTION 3.06.  Compliance ...........................................................          11
         SECTION 3.07.  SEC Filings; Financial Statements ....................................          12
         SECTION 3.08.  Absence of Certain Changes or Events .................................          13
         SECTION 3.09.  Absence of Litigation ................................................          13
         SECTION 3.10.  Offer Documents; Schedule 14D-9; Schedule 13E-3;
                                    Proxy Statement ..........................................          14
         SECTION 3.11.  Taxes ................................................................          14
         SECTION 3.12.  Environmental Matters ................................................          14
         SECTION 3.13.  Brokers ..............................................................          15

                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                              PARENT AND PURCHASER

         SECTION 4.01.  Organization and Qualification .......................................          16
         SECTION 4.02.  Authority Relative to this Agreement .................................          16
         SECTION 4.03.  No Conflict; Required Filings and Consents ...........................          16
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         SECTION 4.04.  Offer Documents; Proxy Statement .....................................          17
         SECTION 4.05.  Brokers ..............................................................          17
         SECTION 4.06.  Financing ............................................................          18

                                    ARTICLE V

                                    COVENANTS

         SECTION 5.01.  Conduct of the Business Pending the Merger ...........................          18
         SECTION 5.02.  Shareholders' Meeting; Voting of Shares ..............................          18
         SECTION 5.03.  Proxy Statement ......................................................          19
         SECTION 5.04.  Access to Information; Confidentiality ...............................          19
         SECTION 5.05.  Directors', Officers' and Others' Indemnification and Insurance ......          20
         SECTION 5.06.  Notification of Certain Matters ......................................          21
         SECTION 5.07.  Stock Options ........................................................          21
         SECTION 5.08.  Further Action; Reasonable Best Efforts ..............................          21
         SECTION 5.09.  Public Announcements .................................................          22
         SECTION 5.10.  No Solicitation of Transactions ......................................          22

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

         SECTION 6.01.  Conditions to the Merger .............................................          22

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 7.01.  Termination ..........................................................          23
         SECTION 7.02.  Effect of Termination ................................................          25
         SECTION 7.03.  Amendment ............................................................          25
         SECTION 7.04.  Waiver ...............................................................          25

                                  ARTICLE VIII

                               GENERAL PROVISIONS

         SECTION 8.01.  Non-Survival of Representations, Warranties and Agreements ...........          25
         SECTION 8.02.  Notices ..............................................................          25
         SECTION 8.03.  Certain Definitions ..................................................          27
         SECTION 8.04.  Severability .........................................................          28
         SECTION 8.05.  Entire Agreement; Assignment .........................................          28
         SECTION 8.06.  Parties in Interest ..................................................          28
         SECTION 8.07.  Specific Performance .................................................          28
         SECTION 8.08.  Fees and Expenses ....................................................          28
         SECTION 8.09.  Governing Law ........................................................          28
         SECTION 8.10.  Headings .............................................................          29
         SECTION 8.11.  Counterparts .........................................................          29

ANNEX A - CONDITIONS TO THE OFFER
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                                                                            PAGE

                             Index of Defined Terms
                          (Not Part of this Agreement)


                                                            Location of
Defined Term                                                Definition

1997 Balance Sheet                                          3.07(c)
affiliate                                                   8.03(a)
Agreement                                                   Preamble
Articles of Merger                                          2.02
Beneficial owner                                            8.03(b)
Blue Sky Laws                                               3.05(b)
Board                                                       Recitals
Business day                                                8.03(c)
Certificates                                                2.08(b)
Code                                                        2.09
Company                                                     Preamble
Company Options                                             3.03
Company Preferred Stock                                     3.03
Company Representatives                                     5.10
Competing Proposal                                          5.10
control                                                     8.03(d)
Disclosure Schedule                                         3.01
Disinterested Directors                                     1.01(a)
Dissenting Shares                                           2.07(a)
Effective Time                                              2.02
Environmental Laws                                          3.12(a)
Environmental Permits                                       3.12(a)
Exchange Act                                                Recitals
Extension Right Condition                                   1.01(a)
Governmental Entity                                         3.05(b)
Hazardous Substances                                        3.12(a)
Indemnified Parties                                         5.05(b)
Law                                                         3.05(a)
Lehman Brothers                                             Recitals
Material Adverse Effect                                     3.01
Merger                                                      Recitals
Merger Consideration                                        2.06(a)
Minimum Condition                                           1.01(a)
Offer                                                       Recitals
Offer Documents                                             1.01(b)
Offer to Purchase                                           1.01(b)

Parent                                                      Preamble

                          (Not Part of this Agreement)



                                                            Location of
Defined Term                                                Definition

Parent Shares                                               Recitals
Paying Agent                                                2.08(a)
Pennsylvania Law                                            Recitals
Per Share Amount                                            Recitals
person                                                      8.03(e)
Proxy Statement                                             3.10
Purchaser                                                   Preamble
Schedule 13E-3                                              1.01(b)
Schedule 14D-1                                              1.01(b)
Schedule 14D-9                                              1.02(b)
SEC                                                         1.01(b)
SEC Reports                                                 3.07(a)
Securities Act                                              3.07(a)
Shareholders' Meeting                                       5.02(a)
Shares                                                      Recitals
Short-Form Plan of Merger                                   4.02
Special Committee                                           Recitals
subsidiary                                                  8.03(f)
Subsidiary                                                  3.01
Surviving Corporation                                       2.01
Transactions                                                1.01(b)

                  AGREEMENT AND PLAN OF MERGER, dated as of November 5, 1998 (this "Agreement"), among USINOR, a French societe anonyme ("Parent"), ICE ACQUISITION CORP., a Pennsylvania corporation and a direct wholly owned subsidiary of Parent ("Purchaser"), and J&L SPECIALTY STEEL, INC., a Pennsylvania corporation (the "Company").

                  WHEREAS, Parent beneficially owns 20,730,000 shares (the "Parent Shares") of common stock, par value $.01 per share, of the Company (the "Shares"), representing approximately 53.5% of the outstanding Shares;

                  WHEREAS, Parent and Purchaser have proposed that Purchaser acquire beneficial ownership of all of the issued and outstanding Shares not owned by Parent;

                  WHEREAS, the Board of Directors of the Company (the "Board") and a special committee comprised of disinterested directors of the Board (the "Special Committee") have determined that it is in the best interests of the Company to approve Purchaser's proposed acquisition and have voted (i) to recommend that the shareholders of the Company accept the Offer (as defined below) and tender their Shares pursuant to the Offer and (ii) to approve the merger (the "Merger") of Purchaser with and into the Company, with the Company being the surviving corporation, in accordance with the Pennsylvania Business Corporation Law of 1988, as amended ("Pennsylvania Law"), following consummation of the Offer;

                  WHEREAS, it is proposed that Purchaser will make a cash tender offer (the "Offer") in compliance with Section 14(d)(1) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, to acquire all the issued and outstanding Shares (other than the Parent Shares) for $6.375 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being hereinafter referred to as the "Per Share Amount"), net to the seller in cash, upon the terms and subject to the conditions of this Agreement; and that the Offer will be followed by the Merger, pursuant to which each issued and outstanding Share not owned by Parent or Purchaser will be converted into the right to receive the Per Share Amount, upon the terms and subject to the conditions provided herein; and

                  WHEREAS, the Special Committee has received the opinion of Lehman Brothers Inc. ("Lehman Brothers") that the consideration to be received by the holders of Shares (other than Parent and its subsidiaries) pursuant to the Offer and the Merger is fair to such holders from a financial point of view;

                  NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:


                                    ARTICLE I

                                    THE OFFER

                  SECTION 1.01. The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Section 7.01 and none of the events set forth in Annex A hereto shall have occurred or be existing, Purchaser shall commence, within the meaning of Rule 14d-2 under the Exchange Act, the Offer as promptly as reasonably practicable after the date hereof, but in no event later than five business days after the initial public announcement of Purchaser's intention to commence the Offer. Purchaser shall not, without the consent of the Special Committee, accept for payment any Shares tendered pursuant to the Offer unless at least a majority of the then issued and outstanding Shares, without regard to the Parent Shares, shall have been validly tendered and not withdrawn prior to the expiration of the Offer (the "Minimum Condition"). The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject to the satisfaction of the Minimum Condition and the other conditions set forth in Annex A hereto. Purchaser expressly reserves the right to waive any such condition (except the Minimum Condition), to increase the Per Share Amount and to make any other changes in the terms and conditions of the Offer; provided, however, that, without the prior written consent of the Special Committee and, to the extent required by the Company's Articles of Incorporation, the approval of a majority of the "Disinterested Directors" (as defined in the Company's Articles of Incorporation), Purchaser will not (i) decrease the Per Share Amount, (ii) reduce the maximum number of Shares to be purchased in the Offer, (iii) change the form of the consideration payable in the Offer, (iv) add to, modify or supplement the conditions to the Offer set forth in Annex A hereto or (v) make any other change in the terms or conditions of the Offer which is materially adverse to the holders of Shares. Notwithstanding the foregoing, in the event that all conditions set forth in Annex A, including the Minimum Condition, shall have been satisfied or waived, but the number of Shares validly tendered and not withdrawn pursuant to the Offer, when taken together with the Parent Shares, does not constitute at least 80% of the then issued and outstanding Shares (the "Extension Right Condition"), Purchaser may extend the Offer for a period or periods (the "Extension Periods") aggregating not more than 20 business days after the later of (x) the initial expiration date of the Offer and (y) the date on which all other conditions set forth in Annex A shall have been satisfied or waived. If, at the beginning of the first Extension Period, all conditions set forth in Annex A, including the Minimum Condition, were satisfied or waived and, at the expiration of the last Extension Period, the conditions set forth in paragraphs (a) and (b) of Annex A and the Minimum Condition are satisfied or waived, then, regardless of whether the Extension Right Condition or any of the conditions set forth in paragraphs (c), (d), (e), (f), (g), (h) and (i) of Annex A are satisfied, Purchaser shall accept for payment and pay for all Shares validly tendered and not withdrawn prior to the expiration of the last Extension Period. For purposes of the immediately preceding sentence, the conditions set forth in paragraph (a) of Annex A shall be deemed satisfied or waived at the expiration of the last Extension Period unless, after the beginning of the first Extension Period, an action or proceeding of the type described in paragraph (a) of Annex A shall have been instituted or the complaint in an action or proceeding of the type described in paragraph (a) of Annex A pending prior thereto shall have been amended, supplemented or modified after such beginning in a manner that, in the reasonable judgment of Parent, is reasonably likely to result, directly or indirectly, in any of the consequences referred to in such paragraph (a). The Per Share Amount shall, subject to any applicable withholding of taxes, be net to each seller in cash, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of the Offer (including, without limitation, the Minimum Condition and the Extension Right Condition), Purchaser shall pay, as promptly as practicable after expiration of the Offer, for all Shares validly tendered and not withdrawn.

                  (b) As soon as reasonably practicable on the date of commencement of the Offer, Purchaser shall file with the Securities and Exchange Commission (the "SEC") (i) a Tender Offer Statement on Schedule 14D-1, including all exhibits thereto (together with all amendments and supplements thereto, the "Schedule 14D-1"), with respect to the Offer and (ii) a Rule 13e-3 Transaction Statement on Schedule 13E-3, including all exhibits thereto (together with all amendments and supplements thereto, the "Schedule 13E-3"), with respect to the Offer and the other transactions contemplated hereby (the "Transactions"). The
Schedule 14D-1 and the Schedule 13E-3 shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and the related letter of transmittal and any related summary advertisement (the Schedule 14D-1, the Schedule 13E-3, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). Parent, Purchaser and the Company shall correct promptly any information provided by any of them for use in the Offer Documents which shall become false or misleading, and Parent and Purchaser shall take all steps necessary to cause the Schedule 14D-1 and the Schedule 13E-3, as so corrected, to be filed with the SEC and the other Offer Documents, as so corrected, to be disseminated to holders of Shares, in each case as and to the extent required by applicable Law (as defined below). The Company, the Special Committee and their respective counsel shall be given the opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC. Parent and Purchaser shall provide the Company, the Special Committee and their respective counsel with a copy of any written comments or telephonic notification of any oral comments Parent or Purchaser may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt thereof. Parent and its counsel shall provide the Company, the Special Committee and their respective counsel with a reasonable opportunity to participate in all communications with the SEC and its staff, including any meetings and telephone conferences, relating to the Offer Documents, the Transactions or this Agreement.

                  SECTION 1.02. Company Action. (a) The Company hereby represents that (i) the Special Committee and the Board, at meetings duly called and held on November 5, 1998, have each, by the unanimous vote of all directors present and voting, (A) determined that this Agreement and the Transactions, including the Offer and the Merger, are fair to and in the best interests of the Company, (B) approved this Agreement and the Transactions and (C) resolved to recommend that the shareholders of the Company accept the Offer and tender their Shares pursuant to the Offer and approve and adopt this Agreement and approve the Transactions; (ii) Lehman Brothers has delivered to the Special Committee a written opinion that the consideration to be received by the holders of Shares (other than Parent and its subsidiaries) pursuant to the Offer and the Merger is fair to those holders from a financial point of view; and (iii) a majority of the Disinterested Directors have approved this Agreement and the Transactions. Subject to the fiduciary obligations of the Board under applicable Law as advised by independent counsel, the Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Special Committee and the Board described in the immediately preceding sentence.

                  (b) As soon as reasonably practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, including all exhibits thereto (together with all amendments and supplements thereto, the "Schedule 14D-9"), containing the recommendations of the Special Committee and the Board described in Section 1.02(a), and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 under the Exchange Act, and any other applicable Law. The Company, Parent and Purchaser shall correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall become false or misleading, and the Company shall take all steps necessary to cause the
Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable Law. Parent and its counsel shall be given the opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC. The Company shall provide Parent and its counsel with a copy of any written comments or telephonic notification of any oral comments the Company may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt thereof. The Company and its counsel shall provide Parent and its counsel with a reasonable opportunity to participate in all communications with the SEC and its staff, including any meetings and telephone conferences, relating to the Schedule 14D-9, the Transactions or this Agreement.

                  (c) In connection with the Transactions, the Company (i) shall promptly furnish Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares and
(ii) shall furnish Purchaser with such additional information, including, without limitation, updated listings and computer files of shareholders, mailing labels and security position listings, and such other assistance as Parent, Purchaser or their agents may reasonably request in connection with the Offer and the Merger. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated in accordance with Section 7.01, shall deliver to the Company all copies of such information then in their possession.


                                   ARTICLE II

                                   THE MERGER

                  SECTION 2.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Pennsylvania Law, at the Effective Time (as defined below) Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

                  SECTION 2.02. Effective Time; Closing. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by delivering to the Secretary of State of the Commonwealth of Pennsylvania the articles of merger, in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of Pennsylvania Law (the "Articles of Merger"), and shall make all other filings and recordings required by Pennsylvania Law in connection with the Merger. The Merger shall become effective at the time of filing of the Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania, or at such later time, which shall be as soon as reasonably practicable, specified as the effective time in the Articles of Merger (the "Effective Time"). Prior to such filing, a closing shall be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York USA 10022, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI.

                  SECTION 2.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Pennsylvania Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the

Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

                  SECTION 2.04. Articles of Incorporation; By-Laws. (a) The Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation following the Effective Time until thereafter amended in accordance with such Articles of Incorporation and Pennsylvania Law.

                  (b) The By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation following the Effective Time until thereafter amended in accordance with Pennsylvania Law, the Articles of Incorporation of the Surviving Corporation and such By-laws.

                  SECTION 2.05. Directors and Officers. (a) The directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation.

                  (b) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                  SECTION 2.06. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities and in accordance with
Section 1906 of Pennsylvania Law:

                  (a) Each Share issued and outstanding immediately prior to the Effective Time (other than the Shares being canceled pursuant to Section 2.06(b)) shall be canceled and, subject to Section 2.07, shall be converted automatically into the right to receive from the Company an amount equal to the Per Share Amount in cash (the "Merger Consideration") payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 2.08, of the certificate that formerly evidenced such Share;

                  (b) Each Share held in the treasury of the Company and each Share owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

                  (c) Each share of common stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for 387,630 validly issued, fully paid and nonassessable shares of common stock, par value $.01 per share, of the Surviving Corporation.

                  SECTION 2.07. Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, in the event that this Agreement is submitted to a vote at the Shareholders' Meeting (as defined below), Shares that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall have demanded the right to receive the fair value of their Shares in accordance with, and otherwise complied in all respects with, Sections 1930 and 1575 through 1580 of Pennsylvania Law (collectively, the "Dissenting Shares") shall be canceled but not be converted into or represent the right to receive the Merger Consideration. Such shareholders shall be entitled instead to receive payment of the fair value of such Shares (which may be more than, equal to, or less than the Merger Consideration) in accordance with the provisions of such Sections 1930 and 1575 through 1580, except that all Dissenting Shares held by shareholders who shall fail to perfect or who effectively shall withdraw or lose their rights to be paid the fair value for such Shares under such Sections 1930 and 1575 through 1580 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.08, of the certificate or certificates that formerly evidenced such Shares.

                  (b) Notwithstanding any provision of this Agreement to the contrary, in the event that the Merger is effected as provided in Section 5.02(b) without a Shareholders' Meeting, Shares that are outstanding immediately prior to the Effective Time shall be canceled and the holders thereof shall be entitled to a notice to demand payment in accordance with the provisions of Sections 1930 and 1575 of Pennsylvania Law, and those shareholders who make a timely demand for payment in accordance with, and otherwise comply in all respects with, Sections 1575 through 1580 of Pennsylvania Law shall be entitled to receive, instead of the Merger Consideration, payment of the fair value of such Shares (which may be more than, equal to, or less than the Merger Consideration) in accordance with the provisions of such Sections 1930 and 1575 through 1580, except that all Dissenting Shares held by shareholders who shall fail to perfect or who effectively shall withdraw or lose their rights to be paid the fair value for such Shares under such Sections 1930 and 1575 through 1580 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.08, of the certificate or certificates that formerly evidenced such Shares.

                  (c) The Company shall give Parent (i) prompt notice of any demands for payment of fair value received by the Company, withdrawals of such demands, and any other instruments related thereto served pursuant to Pennsylvania Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment of fair value under Pennsylvania Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demand for payment of fair value or offer to settle or settle any such demand.

                  SECTION 2.08. Surrender of Shares; Stock Transfer Books. (a) Prior to the Effective Time, Purchaser shall designate a bank or trust company to act as agent (the "Paying Agent") for the holders of Shares in connection with the Merger to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.06(a). Parent shall cause such funds to be deposited with the Paying Agent by the Surviving Corporation as and when necessary, and such funds shall be invested by the Paying Agent as directed by the Surviving Corporation.

                  (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.06(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for effecting the surrender of Certificates pursuant to such a letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name a surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes are not applicable.

                  (c) At any time following the date which is six months after the date on which the Effective Time occurs, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all such funds made available to it), and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any

Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Parent, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

                  (d) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Law.

                  SECTION 2.09. Withholding Rights. The Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares any amounts that the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), the rules and regulations promulgated thereunder or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company hereby represents and warrants to Parent and Purchaser that:

                  SECTION 3.01. Organization and Qualification; Subsidiaries. Each of the Company and each subsidiary of the Company (a "Subsidiary") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). Each of the Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material

Adverse Effect. The term "Material Adverse Effect" means any change or effect that is or is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) of the Company and the Subsidiaries taken as a whole. A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary, is set forth in
Section 3.01 of the Disclosure Schedule delivered by the Company to Parent on the date hereof (the "Disclosure Schedule"). Except as disclosed in Section 3.01 of the Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

                  SECTION 3.02. Articles of Incorporation and By-laws. The Company has heretofore furnished to Parent a complete and correct copy of the Articles of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Subsidiary. Such Articles of Incorporation, By-laws or equivalent organizational documents are in full force and effect, and neither the Company nor any Subsidiary is in violation of any provision of its Articles of Incorporation, By-laws or equivalent organizational documents.

                  SECTION 3.03. Capitalization. The authorized capital stock of the Company consists of 100,000,000 Shares and 2,000,000 shares of preferred stock, par value $0.01 per share (the "Company Preferred Stock"). As of the date hereof, (i) 38,763,000 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no Shares are held in the treasury of the Company, and (iii) 890,000 Shares are reserved for future issuance pursuant to employee stock options or stock incentive rights granted pursuant to the Company's 1993 Stock Incentive Plan (the "Company Options"). As of the date hereof, no shares of Company Preferred Stock are issued and outstanding. Except as set forth in this Section 3.03 or in Section 3.03 of the Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person. Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or another Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

                  SECTION 3.04. Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action (including approval by a majority of the Disinterested Directors) and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the affirmative vote of a majority of the votes cast by all shareholders of the Company entitled to vote thereon, if and to the extent required by applicable Law, and the filing and recordation of appropriate merger documents, if and to the extent required by Pennsylvania Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming its due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The restrictions on business combinations contained in Subchapter F of Chapter 25 of Pennsylvania Law are not applicable to the Transactions.

                  SECTION 3.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Articles of Incorporation or By-laws or equivalent organizational documents of the Company or any Subsidiary, (ii) conflict with or violate any United States federal, state or local or any foreign statute, law, rule, regulation, ordinance, code, order, judgment or decree (a "Law") applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of either of them is bound or affected, except, in the case of clauses (ii) and (iii), for such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect.

                  (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any United States federal, state or local or any foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), except (i) for applicable requirements, if any, of the Exchange Act, French securities laws, state securities or "blue sky" laws ("Blue Sky Laws") and state anti-takeover laws and the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate,
(A) have a Material Adverse Effect or (B) prevent or delay the performance by the Company of any of its obligations under this Agreement or the consummation of any of the Transactions.

                  SECTION 3.06. Compliance. Except as set forth in Section 3.06 of the Disclosure Schedule, neither the Company nor any Subsidiary is in conflict with, or in default or violation of (i) any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

                  SECTION 3.07. SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 1995, and has heretofore delivered to Parent, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1995, 1996, and 1997, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31 and June 30, 1998, (iii) all proxy statements relating to the Company's meetings of shareholders (whether annual or special) held since December 31, 1995, and (iv) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above) filed by the Company with the SEC since December 31, 1995 (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above being referred to herein, collectively, as the "SEC Reports"). The SEC Reports (x) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as applicable, and the rules and regulations thereunder and (y) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC.

                  (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented the consolidated financial position, results of operations and changes in financial position of the Company and the consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein.

                  (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries at December 31, 1997, including the notes thereto (the "1997 Balance Sheet"), neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 1997.

                  (d) The Company has heretofore furnished to Parent complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

                  SECTION 3.08. Absence of Certain Changes or Events. Since December 31, 1997, except as contemplated by this Agreement, as disclosed in
Section 3.08 of the Disclosure Schedule or as disclosed in any SEC Report filed since December 31, 1997 and prior to the date of this Agreement, the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 1997, there has not been (i) prior to the date of this Agreement, any change in the business, operations, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) of the Company or any Subsidiary having, individually or in the aggregate, a Material Adverse Effect, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any property or asset of the Company or any Subsidiary and having, individually or in the aggregate, a Material Adverse Effect, (iii) any change by the Company in its accounting methods, principles or practices, (iv) any revaluation by the Company of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice, (v) any entry by the Company or any Subsidiary into any commitment or transaction material to the Company and the Subsidiaries taken as a whole, (vi) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company (other than regular quarterly dividends on the Shares not in excess of $0.10 per Share) or
(vii) any redemption, purchase or other acquisition of any of its securities, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of the Company or any Subsidiary, except in the ordinary course of business consistent with past practice.

                  SECTION 3.09. Absence of Litigation. Except as disclosed in the SEC Reports filed prior to the date of this Agreement, there is no claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, which (i) individually or in the aggregate, is reasonably likely to have a Material Adverse Effect or (ii) seeks to delay or prevent the consummation of any Transaction. As of the date hereof, neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award having, individually or in the aggregate, a Material Adverse Effect.

                  SECTION 3.10. Offer Documents; Schedule 14D-9; Schedule 13E-3; Proxy Statement. Neither the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents shall, at the respective times the
Schedule 14D-9 or the Offer Documents are filed with the SEC or are first published, sent or given to shareholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Neither the proxy statement to be sent to the shareholders of the Company in connection with the Shareholders' Meeting nor the information statement to be sent to such shareholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the "Proxy Statement"), shall, at the date the Proxy Statement is first mailed to shareholders of the Company, at the time of the Shareholders' Meeting and at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders' Meeting which shall have become false or misleading. The Schedule 14D-9 and the Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

                  SECTION 3.11. Taxes. The Company and the Subsidiaries have filed all federal, state, local and foreign tax returns and reports required to be filed by them and have paid and discharged all taxes shown as due thereon and have paid all applicable ad valorem taxes as are due, other than (a) such payments as are being contested in good faith by appropriate proceedings and (b) such filings, payments or other occurrences that, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth in
Section 3.11 of the Disclosure Schedule, neither the Internal Revenue Service nor any other taxing authority or agency, domestic or foreign, is now asserting or, to the knowledge of the Company, threatening to assert against the Company or any Subsidiary any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith. Except as set forth in Section
3.11 of the Disclosure Schedule, neither the Company nor any Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any federal, state, county, municipal or foreign income tax. The accruals and reserves for taxes reflected in the 1997 Balance Sheet are adequate to cover all taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with generally accepted accounting principles. Neither the Company nor any Subsidiary has made an election under Section 341(f) of the Code.

                  SECTION 3.12. Environmental Matters. (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "Hazardous Substances" means (A) those substances defined in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (B) petroleum and petroleum products including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) radon; (E) any other contaminant; and (F) any substance with respect to which a federal, state or local agency requires environmental investigation, monitoring, reporting or remediation; and (ii) "Environmental Laws" means any federal, state or local law
(A) relating to releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) relating to the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) otherwise relating to pollution of the environment or the protection of human health.

                  (b) Except as described in Section 3.12 of the Disclosure Schedule and except to the extent that any of the following would not, individually or in the aggregate, have a Material Adverse Effect: (i) the Company has not violated and is not in violation of any Environmental Law; (ii) none of the properties owned or leased by the Company (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance; (iii) the Company is not actually or potentially nor, to the knowledge of the Company, allegedly liable for any off-site contamination;
(iv) the Company is not actually or potentially nor, to the knowledge of the Company, allegedly liable under any Environmental Law (including, without limitation, pending or threatened liens); (v) the Company has all permits, licenses and other authorizations required under any Environmental Law ("Environmental

Permits"); and (vi) the Company has always been and is in compliance with its Environmental Permits.

                  SECTION 3.13. Brokers. No broker, finder or investment banker (other than Lehman Brothers) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Lehman Brothers pursuant to which such firm would be entitled to any payment relating to the Transactions.





                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                              PARENT AND PURCHASER

                  Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:

                  SECTION 4.01. Organization and Qualification. Parent is a societe anonyme duly organized and validly existing under the laws of the Republic of France and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Each of Parent and Purchaser has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a material adverse effect on the business or operations of Parent and Purchaser.

                  SECTION 4.02. Authority Relative to this Agreement. Each of Parent and Purchaser has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Purchaser, the performance by Parent and Purchaser of their respective obligations hereunder and the consummation by Parent and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Pennsylvania Law and, if the Merger is effected as provided in Section 5.02(b), the adoption by Purchaser's Board of Directors of the plan of merger attached hereto as Annex B (the "Short-Form Plan of Merger")). This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms.

                  SECTION 4.03. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, (i) conflict with or violate the statuts (articles of association) or By-laws of Parent or the Articles of Incorporation or By-laws of Purchaser, (ii) conflict with or violate any Law applicable to Parent or Purchaser or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any property or asset of either of them is bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a material adverse effect on the business or operations of Parent or Purchaser and their respective subsidiaries taken as a whole.

                  (b) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Exchange Act, French securities laws, Blue Sky Laws and state anti-takeover laws and the filing of the applicable Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Parent or Purchaser of any of its obligations under this agreement or the consummation of any of the Transactions.

                  SECTION 4.04. Offer Documents; Proxy Statement. The Offer Documents will not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to shareholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The information supplied by Parent or Purchaser for inclusion in the Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to shareholders of the Company, at the time of the Shareholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in any of the foregoing documents or the Offer Documents. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

                  SECTION 4.05. Brokers. No broker, finder or investment banker (other than Morgan Stanley & Co. Incorporated) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Purchaser.

                  SECTION 4.06. Financing. Parent has or will have available, prior to the expiration of the Offer, and will, as necessary, provide to Purchaser on a timely basis, sufficient funds to enable Purchaser to consummate the Offer, the Merger and the other transactions contemplated hereby and to pay all related fees and expenses.


                                    ARTICLE V

                                    COVENANTS

                  SECTION 5.01. Conduct of the Business Pending the Merger. Between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in the ordinary course of business and in a manner consistent with past practice and the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries, and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with whom the Company or any

Subsidiary has significant business relations, in a manner consistent with past practice. By way of amplification and not limitation, except as contemplated by this Agreement or as set forth in Section 5.01 of the Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent: (a) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) or dispose of any corporation, partnership, other business organization or any division thereof or any material amount of assets (other than dispositions of inventory in the ordinary course of business and in a manner consistent with past practice); (b) assume, guarantee or endorse the obligations of any person or make any loans or advances; (c) enter into any contract or agreement or authorize any significant capital expenditure(s) other than in the ordinary course of business and consistent with past practice or as authorized by resolution of the Board duly adopted on or prior to the date hereof; or (d) enter into or amend any contract, agreement, commitment or arrangement with respect to the foregoing.

                  SECTION 5.02. Shareholders' Meeting; Voting of Shares. (a) If required by applicable Law in order to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable Law and the Company's Articles of Incorporation and By-laws, (i) duly call, give notice of, convene and hold a special meeting of its shareholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on this Agreement and the Transactions (the "Shareholders' Meeting") and
(ii) subject to its fiduciary obligations under applicable Law as advised by independent counsel, include in the Proxy Statement the recommendations of the Board and the Special Committee that the shareholders of the Company approve and adopt this Agreement and approve the Transactions. At the Shareholders' Meeting, Parent shall cause all Shares then owned by it and its subsidiaries to be voted in favor of the approval and adoption of this Agreement and the Transactions.

                  (b) Notwithstanding the foregoing, in the event that Purchaser shall acquire such number of Shares that, when taken together with any Shares then owned by Parent or Purchaser, constitutes at least 80% of the then outstanding Shares, the parties shall, subject to Article VI, take all necessary and appropriate action to cause the Merger to become effective in accordance with Section 1924(b)(1)(ii) of Pennsylvania Law, as promptly as practicable after such acquisition, without a meeting of the shareholders of the Company, including, without limitation, adoption by the Board of Directors of Purchaser of the Short-Form Plan of Merger.

                  SECTION 5.03. Proxy Statement. If required by applicable Law, as soon as practicable following consummation of the Offer, the Company shall file the Proxy Statement with the SEC under the Exchange Act, and shall use its reasonable best efforts to respond to and satisfactorily address any comments that the SEC may have on the Proxy Statement. Parent, Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments from the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information from the SEC and replies to comments from the SEC prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Purchaser shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the holders of Shares entitled to vote at the Shareholders' Meeting at the earliest practicable time.

                  SECTION 5.04. Access to Information; Confidentiality. (a) From the date hereof to the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of Parent and Purchaser reasonable access during normal business hours to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and shall furnish Parent and Purchaser with all financial, operating and other data and information as Parent or Purchaser, through its officers, employees or agents, may reasonably request.

                  (b) No investigation pursuant to this Section 5.04 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

                  (c) Information afforded or furnished to Parent or Purchaser by the Company pursuant to this Section 5.04 shall be kept confidential and shall not be disclosed to third parties except (i) with the consent of the Company, (ii) as may be required by law, regulation or by legal process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), or (iii) as may be necessary in connection with the consummation of the Transactions.

                  SECTION 5.05. Directors', Officers' and Others' Indemnification and Insurance. (a) The Articles of Incorporation and By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification and limitation on liability than those set forth in Articles VII and VIII of the Articles of Incorporation of the Company and in Sections 2.11 and 2.12 of the By-laws of the Company, which provisions shall not be amended, repealed or otherwise modified, notwithstanding the provisions of
Section 2.04 of this Agreement, for a period of six years from the Effective Time in any manner that would be reasonably likely to affect adversely the rights thereunder of individuals who at the Effective Time were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by Law.

                  (b) After the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify, defend and hold harmless each present and former director, officer, employee, fiduciary or agent of the Company and each Subsidiary (collectively, the "Indemnified Parties") against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in his or her capacity as an officer, director, employee, fiduciary or agent, whether occurring before or after the Effective Time, for a period of six years after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation, (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received, and (ii) the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided further that the Surviving Corporation shall not be obligated pursuant to this Section 5.05(b) to pay the fees and expenses of more than one counsel for all Indemnified Parties in any single action except to the extent that two or more of such Indemnified Parties shall have conflicting interests with respect thereto; and provided further that, in the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim. Following the Effective Time, Parent shall guarantee the obligations of the Surviving Corporation under this Section 5.05(b).

                  (c) The Surviving Corporation shall use its reasonable best efforts to maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (it being understood that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not in the aggregate less favorable) with respect to matters occurring prior to or at the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this
Section 5.05(c) more than an amount per year equal to 200% of the current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be approximately $336,800 in the aggregate).

                  (d) In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns, as applicable, of Parent or the Surviving Corporation or, at Parent's option, Parent, shall assume the obligations set forth in this Section 5.05.

                  SECTION 5.06. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would reasonably be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                  SECTION 5.07. Stock Options. Following the date of this Agreement, Parent shall review alternatives for the treatment of the Company Options following the Effective Time, and the Company shall cooperate with Parent in conducting such review.

                  SECTION 5.08. Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of each Governmental Entity and party to a contract with the Company or any Subsidiary as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement and the Surviving Corporation shall use their reasonable best efforts to take all such action.

                  SECTION 5.09. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any Transaction and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a securities exchange to which Parent or the Company is a party.

                  SECTION 5.10. No Solicitation of Transactions. Neither the Company nor any Subsidiary shall, directly or indirectly, through any officer, director, employee, counsel, investment banker, financial or other advisor or agent (the "Company Representatives"), (a) solicit, initiate or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of all or any portion of the assets of, or any equity interest in, the Company or any Subsidiary or any business combination with the Company or any Subsidiary (a "Competing Proposal"), (b) participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek to do any of the foregoing or (c) enter into any agreement with respect to any Competing Proposal. The Company shall notify Parent promptly if any Competing Proposal or any inquiry from, or contact with, any person with respect thereto, is made and shall, in any such notice to Parent, indicate in reasonable detail the identity of the person making such Competing Proposal, inquiry or contact and the terms and conditions of such Competing Proposal, inquiry or contact. Notwithstanding the foregoing, the Company, the Subsidiaries and the Company Representatives shall not be obligated to take or refrain from taking any action pursuant to this Section 5.10 if the Board is advised by independent counsel that to take or to refrain from taking any such action would result or would be reasonably likely to result in a violation of its fiduciary obligations under applicable Law.


                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

                  SECTION 6.01. Conditions to the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (a) Shareholder Approval. This Agreement and the Transactions shall have been approved and adopted by the affirmative vote of the shareholders of the Company to the extent required by Pennsylvania Law and the Articles of Incorporation and By-laws of the Company;

                  (b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of
         (i) making the acquisition of Shares by Parent or Purchaser or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the Offer or the Merger or
         (ii) prohibiting or limiting materially the ownership or operation by the Company, Parent or any of their subsidiaries of (x) all or any material portion of the business or assets of the Company or any of the Subsidiaries or (y) as a result of any Transaction, all or any material portion of the business or assets of Parent or any of its subsidiaries or compelling the Company, Parent or any of their subsidiaries to dispose of or hold separate (x) all or any material portion of the business or assets of the Company or any of the Subsidiaries or (y) as a result of any Transaction, all or any material portion of the business or assets of Parent or any of its subsidiaries after the Effective Time; and

                  (c) Offer. Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall not be applicable to the obligations of Parent or Purchaser if, in breach of this Agreement or the terms of the Offer, Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.


                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

                  SECTION 7.01. Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the shareholders of the Company:

                  (a) by mutual written consent duly authorized by the Board of Directors of Parent and the Special Committee and a majority of the Disinterested Directors on behalf of the Company; or

                  (b) by either Parent, on the one hand, or the Special Committee and a majority of the Disinterested Directors on behalf of the Company, on the other hand, if (i) the Effective Time shall not have occurred on or before April 1, 1999; provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

                  (c) by Parent, if (i) due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Annex A hereto, Purchaser shall have (A) failed to commence the Offer within 60 days following the date of this Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder, or (C) failed to pay for the Shares validly tendered pursuant to the Offer within 90 days following the commencement of the Offer, unless such termination or failure to pay for Shares shall have been caused by or resulted from the failure of Parent or Purchaser to perform in any material respect any covenant or agreement of either of them contained in this Agreement or the material breach by Parent or Purchaser of any representation or warranty of either of them contained in this Agreement or (ii) prior to the purchase of any

         Shares validly tendered pursuant to the Offer, the Special Committee shall have withdrawn or modified in a manner that is, in the reasonable judgment of Parent, materially adverse to Parent or Purchaser its approval or recommendation of this Agreement, the Offer, the Merger or any other Transaction or shall have recommended another merger, consolidation or business combination involving, or acquisition of, the Company or its assets or another tender offer for Shares, or shall have resolved to do any of the foregoing; or

                  (d) by the Company, upon approval of the Special Committee and a majority of the Disinterested Directors, if due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Annex A hereto, Purchaser shall have (i) failed to commence the Offer within 60 days following the date of this Agreement,
         (ii) terminated the Offer without having accepted any Shares for payment thereunder, or (iii) failed to pay for the Shares validly tendered pursuant to the Offer within 90 days following the commencement of the Offer, unless such termination or failure to pay for Shares shall have been caused by or resulted from the failure of the Company to perform in any material respect any covenant or agreement of it contained in this Agreement or the material breach by the Company of any representation or warranty of it contained in this Agreement; or

                  (e) by the Company, upon approval of the Special Committee and a majority of the Disinterested Directors, if any representation or warranty of Parent and Purchaser in this Agreement which is qualified as to materiality shall not be true and correct in all respects or any such representation or warranty that is not so qualified shall not be true and correct in any material respect, in each case as if such representation or warranty was made as of such time on or after the date of this Agreement, or Parent or Purchaser shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Parent or Purchaser to be performed or complied with by it under this Agreement.

                  SECTION 7.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, except (a) as set forth in Section 8.01 and (b) that nothing herein shall relieve any party from liability for any willful breach hereof.

                  SECTION 7.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors (and approved by the Special Committee and a majority of the Disinterested Directors) at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the approval of the Transactions by the shareholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share is to be converted upon consummation of the Merger, impose conditions to the Merger other than those set forth in Section 6.01 or otherwise amend or change the terms and conditions of this Agreement in a manner materially adverse to the holders of the Shares (other than Parent and its affiliates). This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                  SECTION 7.04. Waiver. At any time prior to the Effective Time except as otherwise provided in this Agreement, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby and, in the case of any extension or waiver by which the Company is to be bound, only if approved by the Special Committee and a majority of the Disinterested Directors.


                                  ARTICLE VIII

                               GENERAL PROVISIONS

                  SECTION 8.01. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.01, as the case may be, except that (a) the agreements set forth in Article II and this Article VIII and Section 5.05 shall survive the Effective Time indefinitely and (b) the agreements set forth in Article VIII and
Section 7.02 shall survive the termination of this Agreement indefinitely.

                  SECTION 8.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

                  if to Parent or Purchaser:

                  Usinor
                  Immeuble Pacific
                  13, cours Valmy
                  92070 La Defense
                  Cedex, France
                  Telecopier No: (011) 331-4125-6892
                  Attention: Jean-Didier Dujardin

                  with a copy to:

                  Shearman & Sterling
                  599 Lexington Avenue
                  New York, New York  10022
                  Telecopier No.:  (212) 848-7179
                  Attention:  John J. Madden, Esq.

                  If to the Company:

                  J&L Specialty Steel, Inc.
                  One PPG Place
                  18th Floor
                  P.O. Box 3373
                  Pittsburgh, PA 15230-3373
                  Telecopier No: (412) 338-1614
                  Attention: Daniel W. Amidon, Esq.

                  with a copy to:

                  Kirkpatrick & Lockhart LLP
                  1500 Oliver Building
                  Pittsburgh, Pennsylvania  15222
                  Telecopier No.:  (412) 355-6501
                  Attention:  Janice C. Hartman, Esq.



                  SECTION 8.03. Certain Definitions. For purposes of this
Agreement:

                  (a) "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

                  (b) "beneficial owner" with respect to any Shares means a person who shall be deemed to be the beneficial owner of such Shares because (i) such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 under the Exchange Act) beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act) them, directly or indirectly, (ii) such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time) them, pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote them pursuant to any agreement, arrangement or understanding, or (iii) such Shares are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares;

                  (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law or executive order to close in the City of New York;

                  (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

                  (e) "person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

                  (f) "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly through one or more intermediaries.

                  SECTION 8.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon any determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions may be consummated as originally contemplated to the fullest extent possible.

                  SECTION 8.05. Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any wholly owned subsidiary of Parent; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

                  SECTION 8.06. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.05 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

                  SECTION 8.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the relevant party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

                  SECTION 8.08. Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees and expenses, whether or not any Transaction is consummated.

                  SECTION 8.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania (without regard to conflicts of laws principles thereof). All actions and proceedings arising out of or relating to this Agreement shall be exclusively heard and determined in any New York state or federal court sitting in the County of New York and the parties hereto hereby consent to the jurisdiction of such courts in any such action or proceeding.

                  SECTION 8.10. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 8.11. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile transmission), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.


                [Remainder of this page intentionally left blank]

                  IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                           USINOR


                                           By   /s/ Robert Hudry
                                               Name:  Robert Hudry
                                               Title:  Chief Financial Officer


                                           ICE ACQUISITION CORP.


                                           By   /s/ Robert Hudry
                                               Name:  Robert Hudry
                                               Title:  Vice President


                                           J&L SPECIALTY STEEL, INC.


                                           By   /s/ Eugene A. Salvadore
                                               Name:  Eugene A. Salvadore
                                               Title:  President and
                                                        Chief Executive Officer

                                                                         ANNEX A

                             CONDITIONS TO THE OFFER

                  Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to the applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of or the payment for any Shares tendered, if (i) the Minimum Condition shall not have been satisfied or
(ii) at any time on or after the date of this Agreement and prior to the acceptance for payment of any Shares, any of the following conditions shall exist:

                  (a) there shall have been instituted or be pending any action or proceeding before any Governmental Entity (i) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit or make materially more costly the making of the Offer, the acceptance for payment of, or the payment for, any Shares by Parent, Purchaser or any other affiliate of Parent or the consummation of any other Transaction or seeking to obtain material damages in connection with any Transaction; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Parent or any of their subsidiaries of all or any material portion of the business or assets of the Company, Parent or any of their subsidiaries, or to compel the Company, Parent or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company, Parent or any of their subsidiaries, as a result of the Transactions; (iii) seeking to impose or confirm limitations on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's shareholders, including, without limitation, the approval and adoption of this Agreement and the Transactions; or (iv) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares;

                  (b) there shall have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order, injunction or other Law enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) any Transaction, by any Governmental Entity which has resulted, or is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

                  (c) there shall have occurred any changes, conditions, events or developments that, individually or in the aggregate, have a Material Adverse Effect;

                  (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities listed on the New York Stock Exchange; (ii) any decline in excess of 30%, measured from the date hereof, in the Standard & Poor's 500 Index; (iii) any material adverse change in U.S. currency exchange rates; (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the Republic of France (whether or not mandatory);
         (v) any limitation (whether or not mandatory) by any Governmental Entity on, or other event that in the reasonable judgment of Parent might affect, the extension of credit by banks or other lending institutions; (vi) a commencement of war or armed hostilities or other national or international calamity directly or indirectly involving the United States or the Republic of France; or (vii) in the case of any of the foregoing, other than clause (ii), existing on the date hereof, a material acceleration or worsening thereof;

                  (e) (i) the Special Committee shall have withdrawn or modified in a manner that is, in the reasonable judgment of Parent, materially adverse to Parent or Purchaser (including by way of any amendment to the Schedule 14D-9) its recommendation of the Offer, the Merger or this Agreement, or (ii) the Special Committee shall have resolved to do any of the foregoing;

                  (f) any representation or warranty of the Company in this Agreement which is qualified as to materiality shall not be true and correct in all respects or any such representation or warranty that is not so qualified shall not be true and correct in any material respect, in each case as if such representation and warranty was made as of such time on or after the date of this Agreement;

                  (g) the Company shall have breached or failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement;

                  (h) this Agreement shall have been terminated in accordance with its terms; or

                  (i) Parent, Purchaser and the Company (with the approval of the Special Committee) shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of or the payment for Shares thereunder;

which, in the sole judgment of Purchaser in any such case, and regardless of the circumstances (excluding for purposes of clauses (c), (f) and (g), any action or inaction by Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

                  The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Parent or Purchaser in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                                                         ANNEX B
                                                              FORM OF SHORT-FORM
                                                                  PLAN OF MERGER




                                 PLAN OF MERGER

                                     merging

                              ICE ACQUISITION CORP.

                                  with and into

                            J&L SPECIALTY STEEL, INC.


                       Dated as of [____________], 199[_]

                  PLAN OF MERGER, dated as of [____________], 199[_] (this "Plan of Merger"), merging ICE ACQUISITION CORP., a Pennsylvania corporation ("Merger Subsidiary") and a wholly owned subsidiary of USINOR, a French societe anonyme ("Parent"), with and into J&L SPECIALTY STEEL, INC., a Pennsylvania corporation (the "Company").

                  WHEREAS, Parent, Merger Subsidiary and the Company are parties to an Agreement and Plan of Merger, dated as of November 5, 1998 (the "Merger Agreement"), which provides for the adoption of this Plan of Merger;

                  WHEREAS, Merger Subsidiary owns [_______] shares of common stock, par value $.01 per share, of the Company (the "Shares"), representing more than 80% of the outstanding Shares;

                  WHEREAS, at all times following the date hereof and prior to the Effective Time (as defined below), Merger Subsidiary will own more than 80% of the outstanding Shares;

                  WHEREAS, the Board of Directors of Merger Subsidiary has (a) determined that it is in the best interests of Merger Subsidiary to merge (the "Merger") Merger Subsidiary with and into the Company, with the Company being the surviving corporation, in accordance with the Pennsylvania Business Corporation Law of 1988, as amended ("Pennsylvania Law"), and (b) voted to adopt this Plan of Merger;

                  NOW, THEREFORE, the Board of Directors of Merger Subsidiary hereby adopts the following Plan of Merger:


                                    ARTICLE I

                                   THE MERGER

                  SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Plan of Merger, and in accordance with Pennsylvania Law, at the Effective Time Merger Subsidiary shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Subsidiary shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

                  SECTION 1.02. Effective Time; Closing. As promptly as practicable after the satisfaction or waiver of the conditions set forth in
Article II, Merger Subsidiary shall cause the Merger to be consummated by delivering to the Secretary of State of the Commonwealth of Pennsylvania the articles of merger, in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of Pennsylvania Law (the "Articles of Merger"), and shall make all other filings and recordings required by Pennsylvania Law in connection with the Merger. The Merger shall become effective at the time of filing of the Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania, or at such later time, which shall be as soon as reasonably practicable, specified as the effective time in the Articles of Merger (the "Effective Time"). Prior to such filing, a closing shall be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York USA 10022, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in
Article II.

                  SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Pennsylvania Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Subsidiary shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

                  SECTION 1.04. Articles of Incorporation; By-Laws. (a) The Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation following the Effective Time until thereafter amended in accordance with such Articles of Incorporation and Pennsylvania Law.

                  (b) The By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation following the Effective Time until thereafter amended in accordance with Pennsylvania Law, the Articles of Incorporation of the Surviving Corporation and such By-laws.

                  SECTION 1.05. Directors and Officers. (a) The directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation.

                  (b) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                  SECTION 1.06. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Subsidiary, the Company or the holders of any of the following securities and in accordance with Section 1906 of Pennsylvania Law:

                  (a) Each Share issued and outstanding immediately prior to the Effective Time (other than the Shares being canceled pursuant to Section 1.06(b)) shall be canceled and, subject to Section 1.07, shall be converted automatically into the right to receive from the Company an amount equal to $6.375 per share (the "Per Share Amount") in cash (the "Merger Consideration") payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 1.08, of the certificate that formerly evidenced such Share;

                  (b) Each Share held in the treasury of the Company and each Share owned by Merger Subsidiary, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

                  (c) Each share of common stock, par value $.01 per share, of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for 387,630 validly issued, fully paid and nonassessable shares of common stock, par value $.01 per share, of the Surviving Corporation.

                  SECTION 1.07. Dissenting Shares. Notwithstanding any provision of this Plan of Merger to the contrary, Shares that are outstanding immediately prior to the Effective Time shall be canceled and the holders thereof shall be entitled to a notice to demand payment in accordance with the provisions of Sections 1930 and 1575 of Pennsylvania Law, and those shareholders who make a timely demand for payment in accordance with, and otherwise comply in all respects with, Sections 1575 through 1580 of Pennsylvania Law shall be entitled to receive, instead of the Merger Consideration, payment of the fair value of such Shares (which may be more than, equal to, or less than the Merger Consideration) in accordance with the provisions of such Sections 1930 and 1575 through 1580, except that the Shares of all such shareholders who shall fail to perfect or who effectively shall withdraw or lose their rights to be paid the fair value for such Shares under such Sections 1930 and 1575 through 1580 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 1.08, of the certificate or certificates that formerly evidenced such Shares.

                  SECTION 1.08. Surrender of Shares; Stock Transfer Books. (a) Prior to the Effective Time, Merger Subsidiary shall designate a bank or trust company to act as agent (the "Paying Agent") for the holders of Shares in connection with the Merger to receive the funds to which holders of Shares shall become entitled pursuant to Section 1.06(a). Parent shall cause such funds to be deposited with the Paying Agent by the Surviving Corporation as and when necessary, and such funds shall be invested by the Paying Agent as directed by the Surviving Corporation.

                  (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 1.06(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for effecting the surrender of Certificates pursuant to such a letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name a surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes are not applicable.

                  (c) At any time following the date which is six months after the date on which the Effective Time occurs, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all such funds made available to it), and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Parent, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

                  (d) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable United States federal, state or local, or any foreign statute, law, rule, regulation, ordinance, code, order, judgment, decree or any other requirement or rule of law.

                  SECTION 1.09. Withholding Rights. The Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Plan of Merger to any holder of Shares any amounts that the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, the rules and regulations promulgated thereunder or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Plan of Merger as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent.


                                   ARTICLE II

                            CONDITIONS TO THE MERGER

                  SECTION 2.01. Conditions to the Merger. The obligation of Merger Subsidiary to effect the Merger shall be subject to the condition that, at or prior to the Effective Time, no Governmental Entity (as defined in the Merger Agreement) shall have enacted, issued, promulgated, enforced or entered any Law (as defined in the Merger Agreement) (whether temporary, preliminary or permanent) which is then in effect and has the effect of (a) restricting, preventing or prohibiting consummation of the Merger or (b) seeking to prohibit or limit materially the ownership or operation by the Company, Parent or any of their subsidiaries of all or any material portion of the business or assets of the Company, Parent or any of their subsidiaries, or to compel the Company, Parent or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company, Parent or any of their subsidiaries after the Effective Time.


                                    * * * * *


                  IN WITNESS WHEREOF, Merger Subsidiary has caused this Plan of Merger to be duly executed as of the date first written above.


                                         ICE ACQUISITION CORP.


                                         By
                                             Name:
                                             Title: